Exhibit 16.1

June 12, 2006

Securities and Exchange Commission

150 Fifth Street, N. E.

Washington D.C. 20549-7561

Commissioners:

We have read the statements made by Autobytel Inc. (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Autobytel Inc. dated June 12, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the material weaknesses in internal controls or any remedial actions taken with respect to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP